UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         January 28, 2005

Hibernia Corporation
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation)	1-10294 (Commission File Number)	72-0724532 (IRS Employer Identification No.)
313 Carondelet Street, New Orleans, Louisiana 70130 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (504) 533-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

        On January 24, 2005, the Executive Compensation Committee of the Board of Directors of Hibernia Corporation (the “Committee”) approved cash bonuses for 2004 to the President and Chief Executive Officer (the “CEO”) and the other executive officers of Hibernia Corporation (the “Corporation”). The CEO’s bonus was set under a bonus plan that tied 70% of the bonus potential by formula to the achievement of the earnings per share (“EPS”) as set forth in the Corporation’s 2004 profit plan, provided that the Corporation maintained satisfactory soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio, both as compared to the Corporation’s peer group, over a twelve-month period. The target amount to which the CEO was eligible for this portion of his bonus was 70% of an amount that was equal to 75% of his salary in effect at the end of 2004. The actual quantitative amount is adjusted upward or downward from the target based on EPS results at year-end 2004 compared to EPS as reported for year-end 2003. The remaining 30% of the target was determined at the discretion of the Committee based upon subjective factors such as the CEO’s impact on the Corporation’s franchise value as well as other qualitative factors, including integrity, leadership, management of relationships with key groups (including industry regulators, institutional and other investors, customers, analysts and community leaders), financial and accounting controls, expense management and stock price for the year. Under this qualitative portion of the plan, the Committee may award more or less than the 30% target (subject to the requirement that the maximum bonus payable under the plan is $1 million). Consistent with the terms of this plan, the Committee awarded the CEO a 2004 bonus of $600,000 (which included $174,750 awarded under the qualitative portion of the plan).

        The executive officers named in the Corporation’s 2004 proxy statement received bonus awards under a management incentive bonus plan in which executive officers, senior officers and middle managers participate. The plan sets target incentive opportunities for eligible employees stated as a percentage of base salary. An incentive pool is established based on those targets, as adjusted for overall corporate performance. Bonuses for executive officers are set by the Committee based upon Corporation, unit and individual performance. Bonuses for other participants are awarded by the participant’s manager based upon unit and individual performance (and upon Corporation performance in some cases). A participant in the plan must be employed at the time bonus payments are made in order to be entitled to a bonus. Performance based incentive bonus awards for 2004 to the named executive officers are as follows: Randall E. Howard, President, Commercial Banking, $197,000; Paul J. Bonitatibus, President, Consumer and Business Banking, $190,000; Marsha M. Gassan, Senior Executive Vice President and Chief Financial Officer, $153,000; and Ronald E. Samford, Jr., Senior Executive Vice President and Chief Administrative Officer, $139,500. In addition, the Committee set the bonuses for the other executive officers and established the pool from which the bonuses will be allocated to other senior and middle managers as described above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2005	HIBERNIA CORPORATION (Registrant) By: /s/ Cathy E. Chessin Cathy E. Chessin Executive Vice President, Secretary and Corporate Counsel